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Exhibit 5.1

        [Simpson Thacher & Bartlett LLP Letterhead]

        [    •    ] August, 2003

FIMEP SA
89 Rue Taitbout
750009 Paris
France

Ladies and Gentlemen:

        We have acted as special counsel to FIMEP SA, a company organized under the laws of France (the "Company"), in connection with the Registration Statement on Form F-4 (the "Registration Statement") filed by the Company with the US Securities and Exchange Commission (the "Commission") under the US Securities Act of 1933, as amended (the "Securities Act"), relating to the issuance by the Company of $350,000,000 aggregate principal amount of 10 1/2% Senior Notes due 2013 and €227,500,000 aggregate principal amount of 11% Senior Notes due 2013 (collectively, the "Exchange Securities"). The Exchange Securities will be issued under an indenture (the "Indenture"), dated as of February 12, 2003, between the Company and The Bank of New York, as Trustee. The Exchange Securities will be offered by the Company in exchange for $350,000,000 aggregate principal amount of its outstanding 10 1/2% Senior Notes due 2013 and €227,500,000 aggregate principal amount of its outstanding 11% Senior Notes due 2013 (collectively, the "Securities").

        We have examined the Registration Statement and the Indenture, which has been filed with the Commission as an exhibit to the Registration Statement. We have also examined the originals, or duplicates or certified or conformed copies, of such records, agreements, instruments and other documents and have made such other and further investigations as we have deemed relevant and necessary in connection with the opinions expressed herein. As to questions of fact material to this opinion, we have relied upon certificates of public officials and of officers and representatives of the Company.

        In rendering the opinions set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents. We also have assumed that the Indenture is the valid and legally binding obligation of the Trustee.

        We have assumed further that (1) the Company is validly existing and in good standing under the laws of France and has duly authorized, executed and delivered the Indenture in accordance with its Statuts and the laws of France, (2) the execution, delivery and performance by the Company of the Indenture and the Exchange Securities do not and will not violate the laws of France or any other applicable laws (excepting the laws of the State of New York and the Federal laws of the United States) and (3) the execution, delivery and performance by the Company of the Indenture and the Exchange Securities do not and will not constitute a breach or violation of any agreement or instrument which is binding upon the Company.

        Based upon the foregoing, and subject to the qualifications and limitations stated herein, we are of the opinion that when the Exchange Securities have been duly executed, authenticated, issued and delivered in accordance with the provisions of the Indenture upon the exchange, the Exchange Securities will constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms.

        Our opinion set forth above is subject to the effects of (1) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, (2) general equitable principles (whether considered in a proceeding in equity or at law), (3) an implied covenant of good faith and fair dealing and (4) the effects of the possible judicial application of foreign laws or foreign governmental or judicial action affecting creditors' rights.

        We are members of the Bar of the State of New York, and we do not express any opinion herein concerning any law other than the law of the State of New York and the Federal law of the United States.

        We hereby consent to the filing of this opinion letter as Exhibit 5 to the Registration Statement and to the use of our name under the caption "Legal Matters" in the Prospectus included in the Registration Statement.

Very truly yours,

SIMPSON THACHER & BARTLETT LLP

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  Exhibit 5.1